Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER COMPLETES STRATEGIC REVIEW, ANNOUNCES AGREEMENT TO SELL OPERATIONS IN INDIA TO BROOKFIELD

Boston, Massachusetts – January 4, 2024 – American Tower Corporation (NYSE: AMT) (“American Tower”) has signed a definitive agreement with Data Infrastructure Trust (“DIT”), an Infrastructure Investment Trust sponsored by an affiliate of Brookfield Asset Management (NYSE: BAM, TSX: BAM) (“Brookfield”), pursuant to which DIT will acquire 100% of the equity interests in American Tower’s operations in India (“ATC India”). DIT currently houses Brookfield’s telecom tower businesses in India through Summit Digitel and Crest Digitel. Total cash proceeds to American Tower at closing, subject to certain pre-closing terms, would potentially represent up to approximately INR 210 billion, or $2.5 billion at today’s exchange rates. The transaction, which reflects the completion of the previously announced strategic review of American Tower’s operations in India, is subject to customary closing conditions, including government and regulatory approvals, and is expected to close in the second half of 2024.

Total cash proceeds include an enterprise value on the ATC India operations of approximately $2.0 billion, plus a ticking fee that accrues from October 1, 2023, to the date of closing. Proceeds associated with the enterprise value assume the repayment of existing intercompany debt and the repayment, or assumption, of the existing India term loan, by DIT. Furthermore, and considered within the total potential cash proceeds above, American Tower will retain the full economic benefit associated with the optionally converted debentures (OCDs) issued by Vodafone Idea and will be entitled to receive future payments related to existing ATC India receivables. Proceeds from the transaction are expected to be used to repay American Tower’s existing indebtedness.

Citi is serving as lead financial advisor and CDX Advisors is serving as financial advisor to American Tower. Talwar Thakore & Associates (TT&A) is serving as principal legal advisor to American Tower.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 225,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Investor Relations” section of the Company’s website, www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, the ability to satisfy the closing conditions of the transaction described above, expected use of the proceeds to repay existing indebtedness and the expected consideration for the transaction described above. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2022, as updated in its Form 10-Q for the six months ended June 30, 2023, under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.